EMPLOYMENT AGREEMENT


         THIS AGREEMENT, made this 11th day of March, 1998, by YATER MEDICAL GROUP, P.C. ("Employer") and P. STEVEN MACEDO, M.D. ("Employee").

                             INTRODUCTORY STATEMENT

         Employer is engaged in the business of providing medical services and is affiliated with certain other medical groups (referred to herein as "Affiliates") including, but not limited to Medi-Cen Physician Services, L.L.P. Employee is a physician duly licensed to practice medicine in the State of Maryland. Employer has agreed to employ Employee and Employee desires to accept employment pursuant to the terms and conditions hereinafter set forth. The parties hereto acknowledge and agree that it would be in the best interest of all parties to clearly define both the responsibilities of Employee as well as set out the compensation and other benefits which will accrue to Employee.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained the parties hereto do agree as follows:

         1. Employment. Employer hereby employs, engages and hires Employee as a physician to render medical services for Employer and Affiliates. Employee hereby accepts and agrees to such hiring, engagement and employment subject to the general supervision and pursuant to the orders, advice and directions of Employer, subject to Employee's professional judgment. Employee shall perform such duties as determined by Employer. Employer shall have the power to determine the assignment of patients to Employee, and Employee shall perform services for the patients assigned to him/her. Employer shall operate and maintain facilities, and shall provide at its cost equipment, drugs and supplies suitable to Employee's position and adequate for the performance of his/her duties. Further, Employer shall supply and pay for nurses, technicians, and other personnel reasonably needed by Employee in connection with his/her employment under this Agreement.

         2. Best Efforts of Employee. Employee hereby agrees that at all times he/she will faithfully, industriously and to the best of his/her ability, experience and talents perform all duties that may be required of him/her pursuant to the expressed and implicit terms hereof. Such duties shall be rendered at such place or places as Employer in good faith shall require. Employee agrees that at no time while this Agreement is in effect will Employee speak of, refer to, or comment on Employer's businesses in any way that tends, either directly or indirectly, to detract from or diminish the good reputation of Employer's businesses in the community, the successful and effective conduct of Employer's businesses, or the good will of Employer's businesses. Violation of any provision of this section shall be deemed a material breach of this Agreement.


         3. Term. The term of this Agreement shall be for a period of five (5) years commencing as of January 1, 1998 and terminating on December 31, 2002, subject, however, to prior termination as hereinafter provided. Unless terminated by either party in accordance with the terms hereinbelow set forth, this Agreement shall automatically and continually renew itself at expiration for one (1) year terms upon the same terms and conditions set forth herein.

         4. Hours of Employment. Employee shall work for Employer on a full time basis. Hours of employment shall be determined by Employer within reasonable standards of the profession.

         5. Compensation of Employee.

          a.  Compensation.  For all  services  rendered by Employee  under this
     Agreement, Employer shall pay Employee an amount equal to twenty-five thousand Dollars ($25,000.00) per month. Such amount shall be due and payable by Employer on the last day of each calendar month for amounts received for the preceding calendar month; provided, however, such compensation shall not be considered delinquent if paid within five (5) days of the date due. All payments shall be subject to the deductions of payroll taxes and similar assessments as required by law.

          b. Fringe Benefits. Employee will be entitled to all of the ancillary benefits available to full-time employees of Employer. In addition, Employee shall be entitled to designate additional fringe benefits so long as the aggregate value of all fringe benefits to which Employee is entitled does not exceed the sum of Sixty thousand Dollars ($60,000.00).

         6. Other Employment. Employee shall devote all of his/her time, attention, knowledge and skills solely to the business and interest of Employer and Employer shall be entitled to all the benefits thereof arising from or incidental to all services and advice of Employee during the hours set forth in
Section 4. Employee agrees that he/she shall not serve as a partner, officer, director, stockholder, advisor, employee or in any other capacity in any other business similar to Employer's business, or any similar type of business during the term of this Agreement. The expenditure of reasonable amounts of time for teaching, lecturing, radio and television appearances or attending meetings in the professional field, shall not be deemed a breach of this Agreement, provided that Employer determines that the rendering of such services does not interfere with the services required to be rendered to Employer hereunder.

         7. Recommendations for Improving Operations. Employee shall make available to Employer all information of which Employee shall have any knowledge and shall make all suggestions and recommendations that will give mutual benefit to Employer and himself/herself.

         8. Trade Secrets.

          a. Employee expressly acknowledges and agrees that Employee will be given access to and become familiar with business methods, trade secrets, and other proprietary information developed at Employer's expense (the "Trade Secrets"), which are valuable, unique, and essential to the performance of Employee's duties hereunder, as well as being essential to the overall continued success and business goodwill of Employer. Employee expressly acknowledges and agrees that the Trade Secrets are proprietary and confidential and if any of the Trade Secrets were imparted to or became known by any persons, including Employee engaging in a business in any way competitive with that of Employer's, such would result in hardship, loss, irreparable injury and damage to Employer, the measurement of which would be difficult, if not impossible, to determine. Accordingly, Employee expressly agrees that Employer has a legitimate interest in protecting the Trade Secrets and its business from such hardship, loss, irreparable injury and damage, that the following covenant is a reasonable means by which to accomplish that purpose, and that violation of any of the protective covenants contained herein shall constitute a breach of trust and is grounds for immediate dismissal and for appropriate legal action for damages, enforcement and/or injunction.

          b. Employee acknowledges that the Trade Secrets give Employer an advantage over its competitors, and that the same is not available to or known by Employer's competitors or the general public. Employee further acknowledges that Employer has devoted substantial time, money, and effort in the development of the Trade Secrets and in maintaining the proprietary and confidential nature thereof. Employee further acknowledges Employee's position with Employer is one of the highest trust and confidence by reason of Employee's knowledge of, access to, and contact with the Trade Secrets. Employee agrees to use Employee's best efforts and exercise of utmost diligence to protect and safeguard the Trade Secrets. Employee covenants that, during the term of this Agreement regardless of which party terminates this Agreement and whether such termination is for cause, Employee will not disclose, disseminate or distribute to another, nor induce any other person to disclose, disseminate or distribute, any Trade Secrets of Employer, directly or indirectly, either for Employee's own benefit or for the benefit of another, nor will Employee use or cause to be used any Trade Secrets in any way except as is required in the course of Employee's employment with Employer. Employee acknowledges and covenants that all Trade Secrets relating to the business of Employer shall remain the exclusive property of Employer, shall not be copied or otherwise reproduced in whole or in part, and shall not be removed from the premises of Employer, under any circumstances whatsoever without the prior written consent of Employer.

         9. Trade  Secrets after  Termination  of  Employment.  All the terms of
Section 8 shall remain in full force and effect for a period of two (2) years after the termination of Employee's employment.

         10. Injunctive Relief. In addition to the remedies cited herein, Employer shall be entitled to injunctive relief against Employee from the violation of the terms of Sections 8, 9 and 13 of this Agreement.

         11. Termination.

          a. This Agreement shall be terminated immediately upon the occurrence of one of the following conditions or events: (i) revocation or cancellation of Employee's right to practice medicine in the State of Maryland; (ii) the placing or imposing of any restrictions or limitations, by any governmental authority having jurisdiction over Employee, upon him/her so that he/she cannot engage in the professional service for which he/she was employed; (iii) in the event Employee shall fail or refuse to faithfully or diligently perform the provisions of this Agreement or the usual customary duties of his/her employment; (iv) in the event Employee conducts himself/herself in an unprofessional, unethical, immoral or fraudulent manner, or should the Employee's conduct discredit Employer or be detrimental to the reputation, character and standing of Employer; (iv) conviction of any crime of moral turpitude or of any crime punishable as a felony; (v) Employee becomes ineligible for insurance coverage against claims for professional liability; or (vi) the death or permanent disability of Employee.

          b. This Agreement may be terminated by either party on the fifth (5th) anniversary of this Agreement or on any anniversary date thereafter, by giving notice of termination to the other party not later than ninety (90) days prior to such anniversary date, and this Agreement shall terminate on such anniversary date.

          c. Notwithstanding anything contained herein to the contrary, Employer shall not be required to make any payments after the date of termination of this Agreement.

         12. Insurance. Throughout the term of this Agreement, Employer shall maintain continuously in effect professional malpractice insurance, which shall include Employee as a named insured in such amounts, with such carrier and on such terms as shall be determined by Employer in its sole discretion. Employee hereby agrees to cooperate with Employer in the application process and to complete, within five (5) days of receipt from Employer, any and all forms required by the insurance carrier selected by Employer. In the event Employee leaves the employment of Employer, Employee shall either (i) purchase an Extension of Coverage endorsement ("tail") in an amount not less than One Million Dollars ($1,000,000.00) per occurrence and Three Million Dollars ($3,000,000.00) in the aggregate, within ten (10) days of written notice of discontinuance, or (ii) Employee shall continue to maintain professional liability insurance and provide Medi-Cen proof annually of such coverage; provided, however, that when Employee retires, he/she shall purchase the tail in such amounts as stated above.

         13. Restrictive Covenants.

          a. Employer and Employee acknowledge and agree that Employee's services are of a special and unusual character which have a unique value to Employer, the loss of which cannot be adequately compensated by damages in an action at law. Further, Employer and Employee acknowledge and agree that Employee's employment entails substantial personal contacts with patients of Employer and as a result, it is likely that such patients would follow Employee in the event Employee ceased to be employed by Employer. Because of the unique value to Employer of the services for which Employer has contracted hereunder, the nature of Employee's personal contact with patients of Employer, and because of the confidential information to be obtained by Employee, all as aforementioned, and in consideration of employment by Employer, Employee covenants and agrees that for a period of three years after Employee ceases to be employed by Employer for any reason whatsoever, Employee shall not, without the prior consent of Employer, directly or indirectly:

               (1) Offer to render any medical services or solicit the rendition of any such services to any patients of Employer with whom Employee had direct or indirect contact and/or to whom Employee rendered any medical services at any time during the two (2) year period immediately preceding such cessation of Employee's employment with Employer to or for the benefit or account of Employee or to or for the benefit or account of any other person or entity.

               (2) Solicit for employment or employ, directly or indirectly, any employee of Employer, nor shall Employee urge, directly or indirectly, any patients to discontinue, in whole or in part, business with Employer.

          b. In addition to any other provisions of this Agreement, the provisions of this Section shall also apply to Employee during the term of this Agreement.

          c. Upon termination of Employee's employment hereunder for any reason whatsoever, Employee agrees that he/she will not, within a five (5) mile radius of Employer's places of business, for a period of three (3) years from and after such termination of employment, directly or indirectly, engage or agree to engage in, whether as owner, director, employee, consultant, agent or otherwise, the operation of a provider of medical services or

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



render medical services to or for the benefit of any other person or entity to any extent whatsoever.

          d. The provisions of Sections 13.a(1), 13.a(2), 13.b and 13.c of this Agreement are cumulative. Compliance with Sections 13.a(1), 13.a(2), 13.b and 13.c of this Agreement is a condition precedent to Employer's obligation to make any payments of any nature to Employee, whether under this Agreement or otherwise. Nothing in this Agreement shall be construed as prohibiting Employer from pursuing any remedies available to it at law or in equity for a breach or threatened breach of Sections 8, 9 and 13 of this Agreement.

          e. The parties hereto agree that if any court of competent jurisdiction shall determine that the period or geographical area covered herein, or any other term or provision of this Agreement, is unreasonable, the said term, geographical area or provision shall not be deemed to be null and void but shall be reformed to impose the maximum enforceable period, geographical area, term or other provisions as the case may be.

          f. Employee has carefully considered the nature and extent of the restrictions upon him/her and the rights and remedies conferred upon Employer under this Section 13, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to Employer, would not operate as a bar to the Employer's sole means of support, do not stifle the abilities of Employee, and are fully required to protect the legitimate interests of Employer.

         14. Extension of Limitation Period. The parties acknowledge that if Employee violates any of the protective covenants hereunder and Employer brings legal action for injunctive or other relief hereunder, Employer shall, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full Limitation Period of these protective covenants. Accordingly, the Limitation Period shall be deemed to have the full duration of the period stated therein, computed from the date relief is granted, but reduced by the time between the period when the restriction began to run at the termination of Employee's employment hereunder and the date of the first violation of the covenant by Employee.

         15. Patients and Records.

          a. Patients. All patients with whom Employee deals and to whom Employee provides services are, and shall be treated as, patients of Employer. Subject to the patient's right to select his/her own physician, these patients shall remain patients of Employer after termination of this Agreement.

          b. Records and Files. All case records, charts and personal files concerning patients of Employer shall belong to and remain the property of Employer. On termination of his/her employment, Employee shall not be entitled to keep or reproduce Employer's records or charts related to any patient unless the patient shall specifically request that his/her records be transmitted to Employee. Employee shall bear the reasonable costs of reproducing such records.

         16. Billing and Collecting Professional Fees. Employer shall bill and collect all professional fees attributed to professional medical services rendered by Employee pursuant to this Agreement, and to the extent allowable by law and the policies, procedures, and requirements of any third-party payor involved, Employer shall bill in Employer's name. Employee shall cooperate fully with Employer in all activities necessary to collect such fees, including permitting Employer or any agent of Employer to bill, collect and deposit any and all payments and remuneration payable to Employee for services rendered on behalf of Employer and as agent in circumstances where Employer is unable to bill in its own name. To evidence such agreement, Employee agrees to execute an Appointment of Agent for Negotiation and Withdrawal of Funds, substantially in the form attached hereto as Exhibit A, upon Employer's request. The power of attorney set forth in the Appointment of Agent for Negotiation and Withdrawal of Funds shall be limited to NationsBank, N.A., George Mason Bank, The First National Bank of Maryland, or such other banking institutions with which Employer maintains a banking relationship. Employee shall remit to Employer immediately all money received by Employee from any third party, including without limitation patients and third party payors, for professional medical services which are rendered by Employee pursuant to this Agreement.

         17. Associate Physician Membership Agreement. Employee acknowledges that Employer shall enter into an Associate Physician

Membership Agreement with Medi-Cen, Corp. of Maryland and Medi-Cen, Corp.of Virginia, both dated January 17, 1997, including exhibits and addenda thereof (copies attached hereto and made a part hereof as Exhibit B) (the "AP Agreements"). Employee hereby agrees to be bound by and perform his/her duties in a manner consistent with the terms and provisions of the AP Agreements as they may apply to Employee as an Associate Physician.

         18. Agreements Outside of Agreement. Except as provided in the AP Agreements, to which Employee has agreed to be bound, this Agreement contains the complete agreement concerning the employment arrangement between the parties and shall, as of the effective date hereof, supersede all other agreements between the parties. The parties stipulate that neither of them has made any representation with respect to the subject matter of this Agreement or any representation including the execution and delivery hereof, except such representations as are specifically set forth herein and each of the parties hereto acknowledges that he/she or it has relied on their own judgment in entering into this Agreement. The parties hereto further acknowledge that any payments or representations that may have heretofore been made by either of them to the other are of no effect and that neither of them has relied thereon in connection with his/her or its dealings with the other.

         19. Representations and Warranties. Employee represents and warrants that (a) as of the date of this Agreement and at all time while this Agreement is in effect he/she is duly licensed and certified to perform the duties of a physician in the State of Maryland; (b) he/she has the complete and unrestricted right to enter into this Agreement; (c) he/she has disclosed to Employer all facts and circumstances that might adversely affect his/her ability to perform his/her duties under this Agreement; and (d) this Agreement and the performance by Employee of his/her obligations herein will not be in violation or breach of any other agreement or commitment previously entered into by or binding upon the Employee.

         20. Modification of Contract. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence at any proceeding, arbitration or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid, and the parties further agree that the provisions of this section may not be waived except as herein set forth.

         21. Severability. All agreements and covenants contained herein are severable, and in the event any of them, with the exception of those contained in Sections 1 and 5 hereof, shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein. Notwithstanding the foregoing, the parties hereto agree that to the extent that any provision or portion of Section 13 of this Agreement shall be held, found or deemed to be unreasonable, unlawful or unenforceable by a court of competent jurisdiction, then any such provision or portion thereof shall be deemed to be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by applicable law; and the parties hereto do further agree that any court of competent jurisdiction shall and the parties hereto do hereby expressly authorize, request and empower any court of competent jurisdiction to enforce any such provision or portion thereof or to modify any such provision or portion thereof in order that any such provision or portion thereof shall be enforced by such court to the fullest extent permitted by applicable law.

         22. Notices. Any notices to be given hereunder by either party to the other may be effected by personal delivery, in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addressees set forth below, but each party may change its address by written notice in accordance with this Section. Notices delivered personally shall be deemed communicated as of the actual receipt; mailed notices shall be deemed communicated as of three (3) days after mailing.

                  If to Employee:

                           P. Steven Macedo, M.D.
                           6305 Mountain Branch Court
                           Bethesda, Maryland 20817

                  If to Employer:

                           Yater Medical Group, P.C.
                           1780 Massachusetts Avenue, N.W.
                           Washington, D.C. 20036

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



         23. Choice of Law. It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of Maryland, and that in any action, special proceedings or other proceedings that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Maryland shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

         24. Attorneys' Fees. In any action at law or equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the court in any final judgment or decree, shall pay the successful party or parties all costs, expenses and reasonable attorneys' fees incurred therein by such party or parties (including without limitation such costs, expenses and fees on any appeal or in connection with any bankruptcy proceedings), and if the successful party recovers judgment in any such action or proceeding, such costs, expenses and attorneys' fees shall be included in and as a part of such judgment.

         25. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to such employment. Each party to this Agreement acknowledges that no representations, inducements or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and no other agreement, statement or promise not contained in this agreement shall be valid or binding. Any modification of this Agreement will be effected only if it is in writing signed by the party to be charged.

         26. Change in Law. In the event any legislative, judicial or regulatory change or determination of any government body, department, or agency of the Federal government or the State of Maryland or the District of Columbia has or would have a material adverse impact on any provisions of this Agreement, the Employer and the Employee agree to negotiate a restructuring of the Agreement to bring it in compliance with the law.


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


         IN WITNESS WHEREOF, the parties hereto have set their hands and seals the date first above written.

WITNESS:                                  EMPLOYER:
                                          YATER MEDICAL GROUP, P.C.,

/s/ Jerry W. Clever                       By:/s/ Ilene S. Macedo, MD     (SEAL)
-------------------------                    ----------------------------
                                          Name: Ilene S. Macedo, MD
                                               --------------------------
                                          Title:Vice President and Secretary
                                                -------------------------
WITNESS:                                  EMPLOYEE:


/s/ Harrison Jett                         /s/ P. Steven Macedo, M.D.(SEAL)
-------------------------                 -------------------------
                                          P. Steven Macedo, M.D.